EXHIBIT 99.3

                                 March 25, 2004

Donal  Myrick
511 Circle Dr.
Ft. Walton Beach, FL 32548

     RE:     RESIGNATION

Dear  Donal:

     We are in receipt of your resignation letter dated March 19, 2004 and are taking this opportunity to express our objections to the way you characterize recent corporation actions that the Board of Directors (the "Board") took on behalf of Spectrum Sciences & Software Holdings Corp. (the "Company").

     As the former chief executive officer, you are well aware of the financial state of the Company. You are aware that the Company is not viable on its own merit and that it is extremely dependent on outside financing. You are aware that if outside financing was not available to the Company, its operations would have ceased a long time ago, and consequently, over one hundred employees would be out of work, and our stock would be worthless.

     In February 2004, we all received the Company's financial statements for the month ended January. In such, the Company recorded a net loss of $121,000 for the month ended January and its total debt increased by $181,000 for the month ended January. Moreover, the Company's chief financial officer subsequently advised us that the Company's subsidiary was indebted to (a) Robert Genovese in the amount of $652,653.47 for corporate expenses; (b) Endeavor Capital Group LLC ("Endeavor") in the amount of $48,000 under a consulting agreement and $161,858.03 under a promissory note; and (c) BG Capital Group Ltd. ("BGCap") in the amount of $471,090.71, and that all this debt was due on demand. It was clear to us that the Company did not have adequate capital resources to pay this debt. The chief financial officer made it clear to us that if a demand was made for payment, the Company would be forced to liquidate its assets.

     In light of these difficult financial circumstances, Mr. Genovese made a proposal to us. He indicated that he would be willing to act as a consultant to the Company. In that capacity, he agreed to bring potential or actual opportunities to the Company, comment on the Company's corporate development, and identify suitable merger or acquisition candidates for the Company. The Board deemed this proposal to be a viable alternative to liquidation and authorized the Company to issue him options to acquire 9,000,000 shares of the Company's common stock. Payment for such options could be made by Mr. Genovese either in cash or conversion of the outstanding debt held by Mr. Genovese, Endeavor or BGCap. Furthermore, the Board designed a provision which limited Mr. Genovese's exercise rights, such that, in no instance can Mr. Genovese be entitled to exercise the option to the extent that such exercise would result in him beneficially owning more than five percent (5%) of the outstanding shares of the Company's common stock. As a result, Mr. Genovese has been working diligently to bring acquisition candidates to us for our consideration. Any such acquisition could increase our revenues and earning per share. Furthermore, the Company has been able to pay back the debt described in the


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third  paragraph  hereof.  This is an achievement that the Board is proud of and stands  by.

You  allege  that:

     1. We failed to accurately describe Mr. Genovese as an insider, a control person, a debt holder, and a shareholder in our public filings.

     As to Mr. Genovese being a debt holder, the Board believes that the disclosures made in the Form 8-K filed March 3, 2004 respecting debt owed to Mr. Genovese in excess of $1,300,000 and that the Company could potentially be indebted to him for an additional $1,600,000 adequately addresses this point. Prior to the Company's issuance of stock options to Mr. Genovese, it was clear to us, based on our analysis of the Non-Objecting Beneficial Owner list provided to us by ADP, that Mr. Genovese was not a principal shareholder. We are not sure why you say he is. Further, I think you are again confused when you categorized Mr. Genovese as an insider and control person. As a consultant engaged to comment on the Company's corporate development, Mr. Genovese certainly does know about our activities, as he should. However, he does not dictate what courses of action the Company will ultimately take. By your own admission, you have not been directly involved with the Company's decision making process for the past year, so it is not surprising that you could make such an erroneous presumption.

     2. We failed to accurately describe the liquidity "crisis" to the public.

     We believe that the disclosures made in the Company's Form 10-SB filed November 4, 2003, Form 10-QSB filed December 3, 2003 and Form 8-K filed March 12, 2004 clearly indicate the financial status of the Company. There is repeated disclosure regarding the Company's ability to continue as a going concern. The auditor's opinion on the Company's financial statements indicates that it was prepared under the assumption that the Company continue as a going concern, but that the Company's independent auditor believes that there is "substantial doubt" that the Company will be able to continue as a going concern in part because the Company has incurred recurring losses from operations and has a net capital deficiency. Moreover, the Company's statement in the Form 8-K, namely, "The Registrant does not have sufficient capital to pay its debt holders in the event demands are made," clearly indicates the precarious financial conditions of the Company. You are ill advised if you believe that there is a more accepted way of disclosing a liquidity "crisis" than by stating that the auditor's have expressed a "going concern" qualification in their opinion.

     3. We failed to accurately describe the (a) motivation of the Board members in authorizing the stock option plan as a principal means to raise money for capital and to avoid Mr. Genovese's threats to demand payments on notes; and
(b) the rationale for increasing the options granted to Mr. Genovese from 4,000,000 to 9,000,000.

     The Board believes that the motivation regarding the stock option plan is clearly to compensate employees/consultant/advisors for their continued hard work and dedication. The Board was not motivated by incidental capital raising or by threats. We acknowledge the loyalty of our employees and intend to issue stock options to a significant number of them. Further, we have concluded that it is imperative that the Company engage outside consultants and advisors, and made a decision that issuing stock options to such persons is the best way to compensate them, so as not to reduce our limited operating cash. Moreover, we have increased the number of shares which Mr. Genovese can exercise under his


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consulting  agreement  because  in  our  judgment,  he  was not being adequately compensated.

     4. We failed to accurately describe an appropriate and full disclosure of Mr. Genovere's new demand of $1,600,000 in invoices, which may or may not be valid obligations and the fact that no one has verified the validity of that alleged debt.

     This claim is ludicrous. We clearly indicate in the Company's Form 8-K filed March 12, 2004 that, "On March 8, 2004, Genovese submitted an additional $1,601,850 of invoices to the Registrant relating to the Registrant's business. These expenses are being reviewed in substance by the Registrant's chief financial officer. If they are deemed corporate expenses, such will be due to Genovese on demand." It was not more than three day after the Company's receipt of such invoices, that it disclosed such items to the public. Disclosure was made as fully and as completely as possible under the circumstances. From that date, to the date of this letter, not only has the Company's chief financial officer reviewed the invoices, but additionally, the Company's independent auditor has scrutinized these materials. The Board and the Company have no intention of categorizing these debts as corporate liabilities, unless and until the chief financial officer and the Company's independent auditors so advise. At this point in time, most of these expenses are believed to be legitimate, but the Company needs to complete its review.

     5. We failed to accurately describe the Company's obligations to you, and the fact that management salaries have been reduced while at the same time Mr. Genovese is being granted sweetheart deal.

     It is clear that the Company is at a sensitive juncture. The Company is in a position of weakness. Its finances are such that salaries to management had to be reduced. The reductions were made out of necessity. Except for you, all the other members of management are willing to make accept the reductions, and are willing to make sacrifices for the good of the Company and its shareholders. Further, it is unconscionable that you deem the transactions with Mr. Genovese "sweetheart deals". It is apparent that other than Mr. Genovese, there are a few to no persons lined up to assist the Company at this time. The risk to many is simply too great. Mr. Genovese has invested monies time and time again to keep the Company afloat. Such investments were unsecured, and clearly, the sale of the Company's assets could not come close to satisfying his debt. Mr. Genovese's risk was high, and as such his reward may be great. We will continually depend on Mr. Genovese for insight to help the Company prosper. The Board has taken the necessary measures to ensure Mr. Genovese's presence. It is clear that the Company can not lose Mr. Genovese's support at this time. Prior to the so called "sweetheart deals", the Company did not have excess monies to pay management. The Company has now reinstituted management salaries. Additionally, the Board has decided to compensate management for past services with stock options pursuant to the stock option plan you deem questionable.

     6. We failed to accurately describe Mr. Genovese's allegation of fraud against the Company and the inaccuracy of the Company's financials relating to Mr. Genovese's internal loan investment and his threat to demand payment on the notes unless he was provided with additional stock.

     We are not aware of Mr. Genovese's fraud allegations against the Company, and further, are not aware of any threats made by him to demand payments on his notes. If you are in possession of any such materials, please provide them to us. We would be very interested in addressing such issues. We are not sure what you mean by "Mr. Genovese's internal loan investment".


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     As  directors  of  the Company, we were entrusted with and are obligated to uphold fiduciary duties. We are required to exercise our power with competence and diligence and in the best interests of the Company and its shareholder. In our efforts to act in this manner, we are required to act honestly and in good faith.

     We are of the opinion that we, and not you, have acted with such good faith. The financial outlook of the Company is turning positive. We have taken those step necessary to achieve profitability. We have promoted certain officers for excellent work and intend to compensate them accordingly via stock options. We have turned the Company around financially, and plan to continue to do so. You have been adverse to every action we have taken. Contrary to you, we have been working in the best interests of the Company and its shareholders.

     It became clear to us some time ago that your conflicts with Mr. Genovese have prevented you from performing your management duties. We are aware that currently, Mr. Genovese is making certain demands of you; demands that you are not willing to entertain or satisfy. Mr. Genovese is alleging fraud against you, and that you acquired your securities position in the Company in connection with such fraud.

     Finally, we note that during the Board meeting on March 11, 2004, you indicated that you would only sign the SouthTrust Bank loan modification materials if the Company would agree to indemnify you on your personal guarantee that you made to the Bank, knowing full well that if such materials were not signed, SouthTrust could call a default on their loans. You also indicated that you would only sign the documents presented to you as chief executive officer if the Company would reinstate your salary. Again, others have made sacrifices that you are unwilling to make.

     We have concluded that you have not acted in good faith and unconditionally accept your resignation from all your officer positions and as Chairman of the Board.

Thank  you,

/s/  Kelly  Armstrong
----------------------
Kelly  Armstrong


/s/  Karl  Heer
----------------------
Karl  Heer


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